Exhibit 5(b) and 8
[ Letterhead of Morgan, Lewis & Bockius LLP ]
May 14, 2009
UniSource Energy Corporation
One South Church Avenue, Suite 100
Tucson, Arizona 85701
Ladies and Gentlemen:
     We are acting as counsel to UniSource Energy Corporation, an Arizona corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 250,000 shares (the “Shares”) of the Company’s Common Stock, without par value (“Common Stock”), to be issued under its Investment Plus Plan (the “Plan”).
     For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation, and the Bylaws, as amended, of the Company, as in effect on the date hereof, (iii) resolutions of the Board of Directors of the Company relating to the Plan, the Registration Statement and the issuance and sale of the Common Stock and (iv) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, resolutions, instruments, certificates, records and documents.
     Based upon and subject to the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:
1.	The company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

2.	With respect to the authorized but unissued shares of Common Stock to be issued and sold pursuant to the Plan, when such Shares shall have been issued, sold and

May 14, 2009

delivered by the Company pursuant to the Plan, all as contemplated by, and in conformity with resolutions of the Company’s Board of Directors adopted at a meeting duly held on May 8, 2009 and the Company’s Amended and Restated Articles of Incorporation, such Common Stock will have been legally and validly issued and will be fully paid and non-assessable.
     We are further of the opinion that the statements contained in the Prospectus portion of the Registration Statement under the caption “FEDERAL INCOME TAX INFORMATION” describing certain federal income tax consequences to holders of the Shares issued pursuant to the Plan, as qualified therein, constitutes an accurate description, in general terms, of the indicated United States federal income tax consequences to holders of such Shares.
     This opinion is limited to the laws of the States of New York and Arizona and the federal laws of the United States. To the extent the opinions expressed are dependent upon matters governed by the law of the State of Arizona, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Raymond S. Heyman, Esq.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5(b) and 8 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ MORGAN, LEWIS & BOCKIUS LLP
MORGAN, LEWIS & BOCKIUS LLP